Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
U.S. AUTO PARTS NETWORK, INC.

U.S. Auto Parts Network, Inc. (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First.          The amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) set forth below was duly adopted by the Board of Directors in accordance with the provisions of Section 242 of the DGCL, pursuant to which shareholder approval is not required.

Second.      Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST:  The name of the corporation is CarParts.com, Inc. (the “Corporation”)

Third.        Any and all other references in the Certificate of Incorporation to “U.S. Auto Parts Network, Inc.” are hereby amended to “CarParts.com, Inc.”.

Fourth.      Except as herein amended, the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 27th day of July, 2020.

By:	/s/ Alfredo Gomez
Alfredo Gomez, General Counsel and Secretary